Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces First Quarter 2024 Financial Results and a Quarterly Cash Dividend of $0.33 Per Share

First Quarter 2024 Summary

•Net income of $47.0 million, or $0.49 per diluted share
•Return on average assets of 0.99%, return on average equity of 6.50%, and return on average tangible common equity(1) of 10.05%
•Pre-provision net revenue (“PPNR”)(1) to average assets of 1.43%, annualized
•Net interest margin expanded 11 basis points to 3.39%
•Cost of deposits of 1.59%, and cost of non-maturity deposits(1) of 1.06%
•Non-maturity deposits(1) to total deposits of 84.42%
•Total delinquency of 0.09% of loans held for investment
•Nonperforming assets to total assets of 0.34%
•Tangible book value per share(1) increased $0.11 compared to the prior quarter to $20.33
•Common equity tier 1 capital ratio of 15.02%, and total risk-based capital ratio of 18.23%
•Tangible common equity ratio (“TCE”)(1) increased to 10.97%

Irvine, Calif., April 24, 2024 -- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company” or “Pacific Premier”), the holding company of Pacific Premier Bank (the “Bank”), reported net income of $47.0 million, or $0.49 per diluted share, for the first quarter of 2024, compared with net loss of $135.4 million, or $1.44 per diluted share, for the fourth quarter of 2023, and net income of $62.6 million, or $0.66 per diluted share, for the first quarter of 2023.

For the first quarter of 2024, the Company’s return on average assets (“ROAA”) was 0.99%, return on average equity (“ROAE”) was 6.50%, and return on average tangible common equity (“ROATCE”)(1) was 10.05%, compared to (2.76)%, (19.01)%, and (28.01)%, respectively, for the fourth quarter of 2023, and 1.15%, 8.87%, and 13.89%, respectively, for the first quarter of 2023. Total assets were $18.81 billion at March 31, 2024, compared to $19.03 billion at December 31, 2023, and $21.36 billion at March 31, 2023.

Steven R. Gardner, Chairman, Chief Executive Officer, and President of the Company, commented, “Our team delivered solid first quarter financial performance with net income of $47.0 million, or $0.49 per share, reflecting a full quarter’s benefit from the securities portfolio repositioning as our net interest margin expanded 11 basis points to 3.39%. Our commitment to prudent and proactive risk, liquidity, and capital management in the current dynamic environment continues to drive strong capital levels that rank amongst the top of our peers, with our TCE(1) ratio increasing 25 basis points to 10.97%.

“On the business development front, our dedicated relationship managers, retail branch bankers, and treasury management teams continue to successfully collaborate to expand our client base and deepen existing client relationships. During the first quarter, total deposits increased by $192 million, driven by a $120 million increase in non-maturity deposits, enabling us to further reduce FHLB borrowings by $400 million. Some of the quarterly deposit inflows were seasonal in nature, which we expect to reverse as we move through the year.

“First quarter asset quality trends remained strong, although nonperforming loans increased to $63.8 million, primarily the result of a single, diversified, Pacific Northwest commercial banking relationship, wherein the borrower remains current on all payments. Our team is actively engaged with the client and continues to approach the relationship consistent with our longstanding proactive approach to credit risk management.

(1) Reconciliations of the non–U.S. generally accepted accounting principles (“GAAP”) measures are set forth at the end of this press release.

“With our strong capital levels combined with our significant loss absorbing capacity, we have strategically positioned the company to perform in a variety of economic and credit scenarios. There are a number of factors contributing to an uncertain outlook, including ongoing inflationary pressures, interest rate volatility, and domestic and international geopolitical risks. Our franchise has been built on a culture of risk management and a proactive approach to building sustainable franchise value. We will continue to manage the business proactively and prudently while leveraging the strength of our relationship banking teams to capitalize on compelling opportunities as they may arise. I would like to thank all Pacific Premier employees for their outstanding efforts during the quarter, as well as all of our stakeholders for continuing to support our organization.”

FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2024	2023	2023
Financial highlights (unaudited)
Net income (loss)	$47,025	$(135,376)	$62,562
Net interest income	145,127	146,789	168,610
Diluted earnings (loss) per share	0.49	(1.44)	0.66
Common equity dividend per share paid	0.33	0.33	0.33
ROAA	0.99%	(2.76)%	1.15%
ROAE	6.50	(19.01)	8.87
ROATCE (1)	10.05	(28.01)	13.89
Pre-provision net revenue (loss) to average assets (1)	1.43	(3.88)	1.63
Net interest margin	3.39	3.28	3.44
Cost of deposits	1.59	1.56	0.94
Cost of non-maturity deposits (1)	1.06	1.02	0.54
Efficiency ratio (1)	60.2	60.1	51.7
Noninterest expense as a percent of average assets	2.16	2.09	1.87
Total assets	$18,813,181	$19,026,645	$21,361,564
Total deposits	15,187,828	14,995,626	17,207,810
Non-maturity deposits (1) as a percent of total deposits	84.4%	84.7%	82.6%
Noninterest-bearing deposits as a percent of total deposits	32.9	32.9	36.1
Loan-to-deposit ratio	85.7	88.6	82.4
Nonperforming assets as a percent of total assets	0.34	0.13	0.14
Delinquency as a percentage of loans held for investment	0.09	0.08	0.15
Allowance for credit losses to loans held for investment (2)	1.48	1.45	1.38
Book value per share	$30.09	$30.07	$29.58
Tangible book value per share (1)	20.33	20.22	19.61
Tangible common equity ratio (1)	10.97%	10.72%	9.20%
Common equity tier 1 capital ratio	15.02	14.32	13.54
Total capital ratio	18.23	17.29	16.33
______________________________
(1) Reconciliations of the non-GAAP measures are set forth at the end of this press release.
(2) At March 31, 2024, 25% of loans held for investment include a fair value net discount of $41.2 million, or 0.32% of loans held for investment. At December 31, 2023, 24% of loans held for investment include a fair value net discount of $43.3 million, or 0.33% of loans held for investment. At March 31, 2023, 26% of loans held for investment include a fair value net discount of $52.2 million, or 0.37% of loans held for investment.

INCOME STATEMENT HIGHLIGHTS

Net Interest Income and Net Interest Margin

Net interest income totaled $145.1 million in the first quarter of 2024, a decrease of $1.7 million, or 1.1%, from the fourth quarter of 2023. The decrease in net interest income was primarily attributable to lower average interest-earning asset balances, a higher cost of funds, and one less day of interest, partially offset by higher yields on interest-earning assets, as well as lower average borrowings.

The net interest margin for the first quarter of 2024 increased 11 basis points to 3.39%, from 3.28% in the prior quarter. The increase was primarily due to higher yields on investment securities as a result of a full quarter's benefit from the securities repositioning to higher-yielding available-for-sale (“AFS”) Treasury securities, partially offset by a higher cost of funds.

Net interest income for the first quarter of 2024 decreased $23.5 million, or 13.9%, compared to the first quarter of 2023. The decrease was attributable to a higher cost of funds and lower average interest-earning asset balances, partially offset by lower average interest-bearing liabilities and higher yields on average interest-earning assets, all the result of the higher interest rate environment and the Company's balance sheet management strategies to prioritize capital accumulation.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Unaudited)
	Three Months Ended
	March 31, 2024			December 31, 2023			March 31, 2023
(Dollars in thousands)	Average Balance	Interest Income/Expense	Average Yield/ Cost	Average Balance	Interest Income/Expense	Average Yield/ Cost	Average Balance	Interest Income/Expense	Average Yield/ Cost
Assets
Cash and cash equivalents	$1,140,909	$13,638	4.81%	$1,281,793	$15,744	4.87%	$1,335,611	$13,594	4.13%
Investment securities	2,948,170	26,818	3.64	3,203,608	24,675	3.08	4,165,681	26,791	2.57
Loans receivable, net (1) (2)	13,149,038	172,975	5.29	13,257,767	176,773	5.29	14,394,775	180,958	5.10
Total interest-earning assets	$17,238,117	$213,431	4.98	$17,743,168	$217,192	4.86	$19,896,067	$221,343	4.51

Liabilities
Interest-bearing deposits	$10,058,808	$59,506	2.38%	$10,395,116	$60,915	2.32%	$11,104,624	$40,234	1.47%
Borrowings	850,811	8,798	4.15	942,689	9,488	4.01	1,319,114	12,499	3.83
Total interest-bearing liabilities	$10,909,619	$68,304	2.52	$11,337,805	$70,403	2.46	$12,423,738	$52,733	1.72
Noninterest-bearing deposits	$4,996,939			$5,141,585			$6,219,818
Net interest income		$145,127			$146,789			$168,610
Net interest margin (3)			3.39%			3.28%			3.44%
Cost of deposits (4)			1.59			1.56			0.94
Cost of funds (5)			1.73			1.69			1.15
Cost of non-maturity deposits (6)			1.06			1.02			0.54
Ratio of interest-earning assets to interest-bearing liabilities			158.01			156.50			160.15
_______________________________________
(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees/costs, discounts/premiums, and the basis adjustment of certain loans included in fair value hedging relationships.
(2) Interest income includes net discount accretion of $2.1 million, $2.6 million, and $2.5 million for the three months ended March 31, 2024, December 31, 2023, and March 31, 2023, respectively.
(3) Represents annualized net interest income divided by average interest-earning assets.
(4) Represents annualized interest expense on deposits divided by the sum of average interest-bearing deposits and noninterest-bearing deposits.
(5) Represents annualized total interest expense divided by the sum of average total interest-bearing liabilities and noninterest-bearing deposits.
(6) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

Provision for Credit Losses

For the first quarter of 2024, the Company recorded a $3.9 million provision expense, compared to $1.7 million for the fourth quarter of 2023, and $3.0 million for the first quarter of 2023. The provision for credit losses was largely attributable to increases associated with economic forecasts, partially offset by changes to the overall size and composition of the loan portfolio.

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2024	2023	2023
Provision for credit losses
Provision for loan losses	$6,288	$8,275	$3,021
Provision for unfunded commitments	(2,425)	(6,577)	(189)
Provision for held-to-maturity securities	(11)	(2)	184
Total provision for credit losses	$3,852	$1,696	$3,016

Noninterest Income

Noninterest income for the first quarter of 2024 was $25.8 million, an increase of $260.0 million from the fourth quarter of 2023. The increase was related to the investment securities portfolio repositioning which resulted in a loss of $254.1 million during the fourth quarter of 2023. Excluding the prior quarter's loss, noninterest income increased $5.9 million, primarily due to a $5.1 million gain on debt extinguishment resulting from an early redemption of a $200.0 million Federal Home Loan Bank of San Francisco (“FHLB”) term advance as well as a $1.3 million increase in trust custodial account fees driven by annual tax fees earned during the current quarter.

Noninterest income for the first quarter of 2024 increased $4.6 million compared to the first quarter of 2023. The increase was primarily due to a $5.1 million gain on debt extinguishment resulting from an early redemption of a $200.0 million FHLB term advance during the current quarter.

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2024	2023	2023
Noninterest income
Loan servicing income	$529	$359	$573
Service charges on deposit accounts	2,688	2,648	2,629
Other service fee income	336	322	296
Debit card interchange fee income	765	844	803
Earnings on bank owned life insurance	4,159	3,678	3,374
Net (loss) gain from sales of loans	—	(4)	29
Net (loss) gain from sales of investment securities	—	(254,065)	138
Trust custodial account fees	10,642	9,388	11,025
Escrow and exchange fees	696	1,074	1,058
Other income	5,959	1,562	1,261
Total noninterest income (loss)	$25,774	$(234,194)	$21,186

Noninterest Expense

Noninterest expense totaled $102.6 million for the first quarter of 2024, a decrease of $137,000 compared to the fourth quarter of 2023. The results were impacted by a $523,000 FDIC special assessment in the first quarter of 2024 and a $2.1 million FDIC special assessment during the fourth quarter of 2023. Excluding the special assessments, noninterest expense increased $1.4 million, primarily due to a $2.2 million increase in compensation and benefits related to higher payroll taxes and the annual equity-based compensation awards, as well as a $1.5 million increase in deposit expense due to higher deposit earnings credit rates, partially offset by a $1.1 million decrease in other expense.

Noninterest expense for the first quarter of 2024 increased by $1.3 million compared to the first quarter of 2023. The increase was primarily due to a $4.2 million increase in deposit expense, partially offset by a $1.4 million decrease in legal and professional services and a $935,000 decrease in premises and occupancy.

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2024	2023	2023
Noninterest expense
Compensation and benefits	$54,130	$51,907	$54,293
Premises and occupancy	10,807	11,183	11,742
Data processing	7,511	7,409	7,265
Other real estate owned operations, net	46	103	108
FDIC insurance premiums	2,629	4,267	2,425
Legal and professional services	4,143	4,663	5,501
Marketing expense	1,558	1,728	1,838
Office expense	1,093	1,367	1,232
Loan expense	770	437	646
Deposit expense	12,665	11,152	8,436
Amortization of intangible assets	2,836	3,022	3,171
Other expense	4,445	5,532	4,695
Total noninterest expense	$102,633	$102,770	$101,352

Income Tax

For the first quarter of 2024, income tax expense totaled $17.4 million, resulting in an effective tax rate of 27.0%, compared with income tax benefit of $56.5 million and an effective tax rate of 29.4% for the fourth quarter of 2023, and income tax expense of $22.9 million and an effective tax rate of 26.8% for the first quarter of 2023. The income tax benefit in the prior quarter was primarily attributable to the pretax loss from sales of AFS securities recorded for the fourth quarter of 2023, driven by the Company's balance sheet repositioning.

BALANCE SHEET HIGHLIGHTS

Loans

Loans held for investment totaled $13.01 billion at March 31, 2024, a decrease of $276.9 million, or 2.1%, from December 31, 2023, and a decrease of $1.16 billion, or 8.2%, from March 31, 2023. The decrease from December 31, 2023 was primarily due to lower loan production and fundings, as well as a decrease in credit line draws, partially offset by slower loan prepayments and maturities.

During the first quarter of 2024, new loan commitments totaled $45.6 million, and new loan fundings totaled $14.0 million, compared with $128.1 million in loan commitments and $103.7 million in new loan fundings for the fourth quarter of 2023, and $116.8 million in loan commitments and $66.9 million in new loan fundings for the first quarter of 2023. During the first quarter of 2024, new origination activity remained muted given the uncertain economic and interest rate outlook as well as softer borrower demand.

At March 31, 2024, the total loan-to-deposit ratio was 85.7%, compared to 88.6% and 82.4% at December 31, 2023 and March 31, 2023, respectively.

The following table presents the primary loan roll-forward activities for total gross loans, including both loans held for investment and loans held for sale, during the quarters indicated:

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2024	2023	2023
Beginning gross loan balance before basis adjustment	$13,318,571	$13,319,591	$14,740,867
New commitments	45,563	128,102	116,835
Unfunded new commitments	(31,531)	(24,429)	(49,891)
Net new fundings	14,032	103,673	66,944
Amortization/maturities/payoffs	(358,863)	(422,607)	(519,986)
Net draws on existing lines of credit	109,860	354,711	(53,436)
Loan sales	(32,676)	(32,464)	(803)
Charge-offs	(6,529)	(4,138)	(3,664)
Transferred to other real estate owned	—	(195)	(6,886)
Net decrease	(274,176)	(1,020)	(517,831)
Ending gross loan balance before basis adjustment	$13,044,395	$13,318,571	$14,223,036
Basis adjustment associated with fair value hedge (1)	(32,324)	(29,551)	(50,005)
Ending gross loan balance	$13,012,071	$13,289,020	$14,173,031
______________________________
(1) Represents the basis adjustment associated with the application of hedge accounting on certain loans.

The following table presents the composition of the loans held for investment as of the dates indicated:

	March 31,	December 31,	March 31,
(Dollars in thousands)	2024	2023	2023
Investor loans secured by real estate
Commercial real estate (“CRE”) non-owner-occupied	$2,309,252	$2,421,772	$2,590,824
Multifamily	5,558,966	5,645,310	5,955,239
Construction and land	486,734	472,544	420,079
SBA secured by real estate (1)	35,206	36,400	40,669
Total investor loans secured by real estate	8,390,158	8,576,026	9,006,811
Business loans secured by real estate (2)
CRE owner-occupied	2,149,362	2,191,334	2,342,175
Franchise real estate secured	294,938	304,514	371,902
SBA secured by real estate (3)	48,426	50,741	60,527
Total business loans secured by real estate	2,492,726	2,546,589	2,774,604
Commercial loans (4)
Commercial and industrial (“C&I”)	1,774,487	1,790,608	1,967,128
Franchise non-real estate secured	301,895	319,721	388,722
SBA non-real estate secured	10,946	10,926	10,437
Total commercial loans	2,087,328	2,121,255	2,366,287
Retail loans
Single family residential (5)	72,353	72,752	70,913
Consumer	1,830	1,949	3,174
Total retail loans	74,183	74,701	74,087
Loans held for investment before basis adjustment (6)	13,044,395	13,318,571	14,221,789
Basis adjustment associated with fair value hedge (7)	(32,324)	(29,551)	(50,005)
Loans held for investment	13,012,071	13,289,020	14,171,784
Allowance for credit losses for loans held for investment	(192,340)	(192,471)	(195,388)
Loans held for investment, net	$12,819,731	$13,096,549	$13,976,396

Total unfunded loan commitments	$1,459,515	$1,703,470	$2,413,169
Loans held for sale, at lower of cost or fair value	$—	$—	$1,247
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.
(6) Includes net deferred origination costs (fees) of $797,000, $(74,000), and $(745,000), and unaccreted fair value net purchase discounts of $41.2 million, $43.3 million, and $52.2 million as of March 31, 2024, December 31, 2023, and March 31, 2023, respectively.
(7) Represents the basis adjustment associated with the application of hedge accounting on certain loans.

The total end-of-period weighted average interest rate on loans, excluding fees and discounts, at March 31, 2024 was 4.91%, compared to 4.87% at December 31, 2023, and 4.68% at March 31, 2023. The quarter-over-quarter and year-over-year increases reflect higher rates on new originations and the repricing of loans as a result of the increases in benchmark interest rates.

The following table presents the composition of loan commitments originated during the quarters indicated:

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2024	2023	2023
Investor loans secured by real estate
CRE non-owner-occupied	$850	$1,450	$1,200
Multifamily	480	94,462	4,464
Total investor loans secured by real estate	1,330	95,912	5,664
Business loans secured by real estate (1)
CRE owner-occupied	6,745	3,870	6,562
Franchise real estate secured	—	—	3,217
SBA secured by real estate (2)	—	—	497
Total business loans secured by real estate	6,745	3,870	10,276
Commercial loans (3)
Commercial and industrial	32,477	24,766	93,150
Franchise non-real estate secured	—	—	1,666
SBA non-real estate secured	—	—	720
Total commercial loans	32,477	24,766	95,536
Retail loans
Single family residential (4)	4,936	3,554	5,359
Consumer	75	—	—
Total retail loans	5,011	3,554	5,359
Total loan commitments	$45,563	$128,102	$116,835
______________________________
(1) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(2) SBA loans that are collateralized by real property other than hotel/motel real property.
(3) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(4) Single family residential includes home equity lines of credit, as well as second trust deeds.

The weighted average interest rate on new loan commitments increased to 8.62% in the first quarter of 2024, compared to 6.34% in the fourth quarter of 2023, and 7.43% in the first quarter of 2023.

Asset Quality and Allowance for Credit Losses

At March 31, 2024, our allowance for credit losses (“ACL”) on loans held for investment was $192.3 million, a decrease of $131,000 from December 31, 2023, and a decrease of $3.0 million from March 31, 2023. The decrease in the ACL from December 31, 2023 and March 31, 2023 reflects the relative changes in size and composition in our loans held for investment, partially offset by changes in economic forecasts.

During the first quarter of 2024, the Company incurred $6.4 million of net charge-offs, primarily related to the sale of special mention and substandard CRE and franchise loans during the quarter, compared to $3.9 million during the fourth quarter of 2023, and $3.3 million during the first quarter of 2023.

The following table provides the allocation of the ACL for loans held for investment as well as the activity in the ACL attributed to various segments in the loan portfolio as of and for the period indicated:

	Three Months Ended March 31, 2024
(Dollars in thousands)	Beginning ACL Balance	Charge-offs	Recoveries	Provision for Credit Losses	Ending ACL Balance
Investor loans secured by real estate
CRE non-owner-occupied	$31,030	$(927)	$—	$678	$30,781
Multifamily	56,312	—	5	2,094	58,411
Construction and land	9,314	—	—	(1,143)	8,171
SBA secured by real estate (1)	2,182	(253)	—	255	2,184
Business loans secured by real estate (2)
CRE owner-occupied	28,787	(4,452)	63	4,362	28,760
Franchise real estate secured	7,499	(212)	—	(29)	7,258
SBA secured by real estate (3)	4,427	—	1	(140)	4,288
Commercial loans (4)
Commercial and industrial	36,692	(585)	39	961	37,107
Franchise non-real estate secured	15,131	(100)	—	(711)	14,320
SBA non-real estate secured	458	—	2	35	495
Retail loans
Single family residential (5)	505	—	—	(63)	442
Consumer loans	134	—	—	(11)	123
Totals	$192,471	$(6,529)	$110	$6,288	$192,340
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.

The ratio of ACL to loans held for investment at March 31, 2024 increased to 1.48%, compared to 1.45% at December 31, 2023, and 1.38% at March 31, 2023. The fair value net discount on loans acquired through acquisitions was $41.2 million, or 0.32% of total loans held for investment, as of March 31, 2024, compared to $43.3 million, or 0.33% of total loans held for investment, as of December 31, 2023, and $52.2 million, or 0.37% of total loans held for investment, as of March 31, 2023.

Nonperforming assets totaled $64.1 million, or 0.34% of total assets, at March 31, 2024, compared with $25.1 million, or 0.13% of total assets, at December 31, 2023, and $30.4 million, or 0.14% of total assets, at March 31, 2023. The increase in nonperforming assets at March 31, 2024, was primarily the result of loans to one borrower relationship totaling $37.6 million, all of which were current as of March 31, 2024. Loan delinquencies were $12.2 million, or 0.09% of loans held for investment, at March 31, 2024, compared to $10.1 million, or 0.08% of loans held for investment, at December 31, 2023, and $20.8 million, or 0.15% of loans held for investment, at March 31, 2023.

Classified loans totaled $204.7 million, or 1.57% of loans held for investment, at March 31, 2024, compared with $142.0 million, or 1.07% of loans held for investment, at December 31, 2023, and $161.1 million, or 1.14% of loans held for investment, at March 31, 2023. The increase in classified loans included the $37.6 million in loans related to one borrower relationship that were placed on nonaccrual during the first quarter of 2024 and remained current as of March 31, 2024.

The following table presents the asset quality metrics of the loan portfolio as of the dates indicated.

	March 31,	December 31,	March 31,
(Dollars in thousands)	2024	2023	2023
Asset quality
Nonperforming loans	$63,806	$24,817	$24,872
Other real estate owned	248	248	5,499
Nonperforming assets	$64,054	$25,065	$30,371

Total classified assets (1)	$204,937	$142,210	$166,576
Allowance for credit losses	192,340	192,471	195,388
Allowance for credit losses as a percent of total nonperforming loans	301%	776%	786%
Nonperforming loans as a percent of loans held for investment	0.49	0.19	0.18
Nonperforming assets as a percent of total assets	0.34	0.13	0.14
Classified loans to total loans held for investment	1.57	1.07	1.14
Classified assets to total assets	1.09	0.75	0.78
Net loan charge-offs for the quarter ended	$6,419	$3,902	$3,284
Net loan charge-offs for the quarter to average total loans	0.05%	0.03%	0.02%
Allowance for credit losses to loans held for investment (2)	1.48	1.45	1.38
Delinquent loans (3)
30 - 59 days	$1,983	$2,484	$761
60 - 89 days	974	1,294	1,198
90+ days	9,221	6,276	18,884
Total delinquency	$12,178	$10,054	$20,843
Delinquency as a percentage of loans held for investment	0.09%	0.08%	0.15%
______________________________
(1) Includes substandard and doubtful loans, and other real estate owned.
(2) At March 31, 2024, 25% of loans held for investment include a fair value net discount of $41.2 million, or 0.32% of loans held for investment. At December 31, 2023, 24% of loans held for investment include a fair value net discount of $43.3 million, or 0.33% of loans held for investment. At March 31, 2023, 26% of loans held for investment include a fair value net discount of $52.2 million, or 0.37% of loans held for investment.
(3) Nonaccrual loans are included in this aging analysis based on the loan's past due status.

Investment Securities

At March 31, 2024, AFS and held-to-maturity (“HTM”) investment securities were $1.15 billion and $1.72 billion, respectively, compared to $1.14 billion and $1.73 billion, respectively, at December 31, 2023, and $2.11 billion and $1.75 billion, respectively, at March 31, 2023.

In total, investment securities were $2.87 billion at March 31, 2024, an increase of $4.9 million from December 31, 2023, and a decrease of $987.4 million from March 31, 2023. The increase in the first quarter of 2024 compared to the prior quarter was primarily the result of $170.2 million in purchases and a decrease of $1.9 million in AFS investment securities mark-to-market unrealized loss, partially offset by $167.3 million in principal payments, amortization and accretion, and redemptions.

The decrease in investment securities from March 31, 2023 was primarily the result of $1.52 billion in sales of AFS investment securities and $410.9 million in principal payments, discounts from the AFS securities transferred to HTM, partially offset by $722.7 million in purchases of AFS and HTM investment securities and a decrease of $219.0 million in AFS securities mark-to-market unrealized loss.

Deposits

At March 31, 2024, total deposits were $15.19 billion, an increase of $192.2 million, or 1.3%, from December 31, 2023, and a decrease of $2.02 billion, or 11.7%, from March 31, 2023. The increase from the prior quarter was largely driven by increases of $169.2 million in money market and savings, $110.3 million in retail certificates of deposit, and $64.8 million in noninterest-bearing checking, partially offset by reductions of $114.0 million in interest-bearing checking and $38.1 million in brokered certificates of deposit. The decrease from March 31, 2023 was attributable to the decreases of $1.21 billion in noninterest-bearing checking and $1.17 billion in brokered certificates of deposit.

At March 31, 2024, non-maturity deposits(1) totaled $12.82 billion, or 84.4% of total deposits, an increase of $120.0 million, or 0.9%, from December 31, 2023, and a decrease of $1.39 billion, or 9.8%, from March 31, 2023. The increase from prior quarter was largely driven by seasonal deposit growth within our HOA business. The decrease from the first quarter of 2023 was attributable to the continued effect of clients prepaying or paying down loans and redeploying funds into higher yielding alternatives.

At March 31, 2024, maturity deposits totaled $2.37 billion, an increase of $72.2 million, or 3.1%, from December 31, 2023, and a decrease of $631.1 million, or 21.1%, from March 31, 2023. The increase in the first quarter of 2024 compared to the prior quarter was primarily driven by an increase of $110.3 million in retail certificates of deposit, partially offset by the reduction of $38.1 million in brokered certificates of deposit. The decrease from March 31, 2023 was primarily driven by decreases in brokered certificates of deposit.

The weighted average cost of total deposits for the first quarter of 2024 was 1.59%, compared to 1.56% for the fourth quarter of 2023, and 0.94% for the first quarter of 2023. The increases in the weighted average cost of deposits for the first quarter of 2024, compared to the fourth quarter of 2023 and the first quarter of 2023, were principally driven by higher pricing across deposit categories. The weighted average cost of non-maturity deposits(1) for the first quarter of 2024 was 1.06%, compared to 1.02% for the fourth quarter of 2023, and 0.54% for the first quarter of 2023.

At March 31, 2024, the end-of-period weighted average rate of total deposits was 1.66%, compared to 1.55% at December 31, 2023, and 1.15% at March 31, 2023. At March 31, 2024, the end-of-period weighted average rate of non-maturity deposits was 1.12%, compared to 1.04% at December 31, 2023, and 0.61% at March 31, 2023.

At March 31, 2024, the Company’s FDIC-insured deposits as a percentage of total deposits was 60%. Insured and collateralized deposits comprised 66% of total deposits at March 31, 2024, which was the same level at December 31, 2023.

______________________________
(1) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

The following table presents the composition of deposits as of the dates indicated.

	March 31,	December 31,	March 31,
(Dollars in thousands)	2024	2023	2023
Deposit accounts
Noninterest-bearing checking	$4,997,636	$4,932,817	$6,209,104
Interest-bearing:
Checking	2,785,626	2,899,621	2,871,812
Money market/savings	5,037,636	4,868,442	5,128,857
Total non-maturity deposits (1)	12,820,898	12,700,880	14,209,773
Retail certificates of deposit	1,794,813	1,684,560	1,257,146
Wholesale/brokered certificates of deposit	572,117	610,186	1,740,891
Total maturity deposits	2,366,930	2,294,746	2,998,037
Total deposits	$15,187,828	$14,995,626	$17,207,810

Cost of deposits	1.59%	1.56%	0.94%
Cost of non-maturity deposits (1)	1.06	1.02	0.54
Noninterest-bearing deposits as a percent of total deposits	32.9	32.9	36.1
Non-maturity deposits (1) as a percent of total deposits	84.4	84.7	82.6
______________________________
(1) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

Borrowings

At March 31, 2024, total borrowings amounted to $532.0 million, a decrease of $399.8 million from December 31, 2023, and a decrease of $599.4 million from March 31, 2023. Total borrowings at March 31, 2024 were comprised of $200.0 million of FHLB term advances and $332.0 million of subordinated debt. The decrease in borrowings at March 31, 2024 as compared to December 31, 2023 was due to a decrease of $400.0 million in FHLB term advances. The decrease in borrowings at March 31, 2024 as compared to March 31, 2023 was due to a decrease of $600.0 million in FHLB term advances.

As of March 31, 2024, our unused borrowing capacity was $8.53 billion, which consists of available lines of credit with FHLB and other correspondent banks as well as access through the Federal Reserve Bank's discount window, which was not utilized during the first quarter of 2024.

Capital Ratios

At March 31, 2024, our common stockholders' equity was $2.90 billion, or 15.43% of total assets, compared with $2.88 billion, or 15.15%, at December 31, 2023, and $2.83 billion, or 13.25%, at March 31, 2023, with a book value per share of $30.09, compared with $30.07 at December 31, 2023, and $29.58 at March 31, 2023. At March 31, 2024, the ratio of tangible common equity to tangible assets(1) was 10.97%, compared with 10.72% at December 31, 2023, and 9.20% at March 31, 2023, and tangible book value per share(1) was $20.33, compared with $20.22 at December 31, 2023, and $19.61 at March 31, 2023.

______________________________
(1) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

The Company implemented the current expected credit losses (“CECL”) model on January 1, 2020 and elected to phase in the full effect of CECL on regulatory capital over the five-year transition period. In the first quarter of 2022, the Company began phasing into regulatory capital the cumulative adjustments at the end of the second year of the transition period at 25% per year. At March 31, 2024, the Company and Bank were in compliance with the capital conservation buffer requirement and exceeded the minimum Common Equity Tier 1, Tier 1, and total capital ratios, inclusive of the fully phased-in capital conservation buffer of 7.0%, 8.5%, and 10.5%, respectively, and the Bank qualified as “well capitalized” for purposes of the federal bank regulatory prompt corrective action regulations.

	March 31,	December 31,	March 31,
Capital ratios	2024	2023	2023
Pacific Premier Bancorp, Inc. Consolidated
Tier 1 leverage ratio	11.48%	11.03%	10.41%
Common equity tier 1 capital ratio	15.02	14.32	13.54
Tier 1 capital ratio	15.02	14.32	13.54
Total capital ratio	18.23	17.29	16.33
Tangible common equity ratio (1)	10.97	10.72	9.20

Pacific Premier Bank
Tier 1 leverage ratio	12.97%	12.43%	11.93%
Common equity tier 1 capital ratio	16.96	16.13	15.52
Tier 1 capital ratio	16.96	16.13	15.52
Total capital ratio	18.21	17.23	16.55

Share data
Book value per share	$30.09	$30.07	$29.58
Tangible book value per share (1)	20.33	20.22	19.61
Common equity dividends declared per share	0.33	0.33	0.33
Closing stock price (2)	24.00	29.11	24.02
Shares issued and outstanding	96,459,966	95,860,092	95,714,777
Market capitalization (2)(3)	$2,315,039	$2,790,487	$2,299,069
______________________________
(1) Reconciliations of the non-GAAP measures are set forth at the end of this press release.
(2) As of the last trading day prior to period end.
(3) Dollars in thousands.

Dividend and Stock Repurchase Program

On April 22, 2024, the Company's Board of Directors declared a $0.33 per share dividend, payable on May 13, 2024 to stockholders of record as of May 6, 2024. In January 2021, the Company’s Board of Directors approved a stock repurchase program, which authorized the repurchase of up to 4,725,000 shares of its common stock. During the first quarter of 2024, the Company did not repurchase any shares of common stock.

Conference Call and Webcast

The Company will host a conference call at 9:00 a.m. PT / 12:00 p.m. ET on April 24, 2024 to discuss its financial results. Analysts and investors may participate in the question-and-answer session. A live webcast will be available on the Webcasts page of the Company's investor relations website. An archived version of the webcast will be available in the same location shortly after the live call has ended. The conference call can be accessed by telephone at (866) 290-5977. Participants should ask to be joined to the Pacific Premier Bancorp, Inc. call. Additionally, a telephone replay will be made available through May 1, 2024, at (877) 344-7529, replay code 4066481.

About Pacific Premier Bancorp, Inc.

Pacific Premier Bancorp, Inc. (Nasdaq: PPBI) is the parent company of Pacific Premier Bank, a California-based commercial bank focused on serving small, middle-market, and corporate businesses throughout the western United States in major metropolitan markets in California, Washington, Oregon, Arizona, and Nevada. Founded in 1983, Pacific Premier Bank has grown to become one of the largest banks headquartered in the western region of the United States, with approximately $19 billion in total assets. Pacific Premier Bank provides banking products and services, including deposit accounts, digital banking, and treasury management services, to businesses, professionals, entrepreneurs, real estate investors, and nonprofit organizations. Pacific Premier Bank also offers a wide array of loan products, such as commercial business loans, lines of credit, SBA loans, commercial real estate loans, agribusiness loans, franchise lending, home equity lines of credit, and construction loans. Pacific Premier Bank offers commercial escrow services and facilitates 1031 Exchange transactions through its Commerce Escrow division. Pacific Premier Bank offers clients IRA custodial services through its Pacific Premier Trust division, which has approximately $17 billion of assets under custody and over 33,000 client accounts comprised of self-directed investors, financial institutions, capital syndicators, and financial advisors. Additionally, Pacific Premier Bank provides nationwide customized banking solutions to Homeowners’ Associations and Property Management companies. Pacific Premier Bank is an Equal Housing Lender and Member FDIC. For additional information about Pacific Premier Bancorp, Inc. and Pacific Premier Bank, visit our website: www.ppbi.com.

FORWARD-LOOKING STATEMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, stockholder value creation, tax rates, liquidity, and the impact of acquisitions we have made or may make.

Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; adverse developments in the banking industry highlighted by high-profile bank failures and the potential impact of such developments on customer confidence, liquidity, and regulatory responses to these developments; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; interest rate, liquidity, economic, market, credit, operational, and inflation risks associated with our business, including the speed and predictability of changes in these risks; our ability to attract and retain deposits and access to other sources of liquidity, particularly in a rising or high interest rate environment, and the quality and composition of our deposits; business and economic conditions generally and in the financial services industry, nationally and within our current and future geographic markets, including the tight labor market, ineffective management of the U.S. Federal budget or debt, or turbulence or uncertainty in domestic or foreign financial markets; the effect of acquisitions we have made or may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions, and/or the failure to effectively integrate an acquisition target into our operations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; possible impairment charges to goodwill, including any impairment that may result from increased volatility in our stock price; the impact of changes in financial services policies, laws, and regulations, including those concerning taxes, banking, securities, and insurance, and the application thereof by regulatory bodies; compliance risks, including the costs of monitoring, testing, and maintaining compliance with complex laws and regulations; the effectiveness of our risk management framework and quantitative models; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible credit-related impairments of securities held by us; changes in the level of our nonperforming assets and charge-offs; the impact of governmental efforts to restructure the U.S. financial regulatory system; the impact of recent or future changes in the FDIC insurance assessment rate or the rules and regulations related to the calculation of the FDIC insurance assessment amount, including any special assessments; changes in consumer spending, borrowing, and savings habits; the effects of concentrations in our loan portfolio, including commercial real estate and the risks of geographic and industry concentrations; the possibility that we may reduce or discontinue the payments of dividends on our common stock; the possibility that we may discontinue, reduce or otherwise limit the level of repurchases of our common stock we may make from time to time pursuant to our stock repurchase program; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism, and/or military conflicts, including the war between Russia and Ukraine, Israel and Hamas and overall tension in the Middle East, and trade tensions, all of which could impact business and economic conditions in the United States and abroad; public health crises and pandemics and their effects on the economic and business environments in which we operate, including on our credit quality and business operations, as well as the impact on general economic and financial market conditions; cybersecurity threats and the cost of defending against them; climate change, including the enhanced regulatory, compliance, credit, and reputational risks and costs; natural disasters, earthquakes, fires, and severe weather; unanticipated regulatory or legal proceedings; and our ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company's 2023 Annual Report on Form 10-K filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contacts:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
Chairman, Chief Executive Officer, and President
(949) 864-8000

Ronald J. Nicolas, Jr.
Senior Executive Vice President and Chief Financial Officer
(949) 864-8000

Matthew J. Lazzaro
Senior Vice President and Director of Investor Relations
(949) 243-1082

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2024	2023	2023	2023	2023
ASSETS
Cash and cash equivalents	$1,028,818	$936,473	$1,400,276	$1,463,677	$1,424,896
Interest-bearing time deposits with financial institutions	995	995	1,242	1,487	1,734
Investment securities held-to-maturity, at amortized cost, net of allowance for credit losses	1,720,481	1,729,541	1,737,866	1,737,604	1,749,030
Investment securities available-for-sale, at fair value	1,154,021	1,140,071	1,914,599	2,011,791	2,112,852
FHLB, FRB, and other stock	97,063	99,225	105,505	105,369	105,479
Loans held for sale, at lower of amortized cost or fair value	—	—	641	2,184	1,247
Loans held for investment	13,012,071	13,289,020	13,270,120	13,610,282	14,171,784
Allowance for credit losses	(192,340)	(192,471)	(188,098)	(192,333)	(195,388)
Loans held for investment, net	12,819,731	13,096,549	13,082,022	13,417,949	13,976,396
Accrued interest receivable	67,642	68,516	68,131	70,093	69,660
Other real estate owned	248	248	450	270	5,499
Premises and equipment, net	54,789	56,676	59,396	61,527	63,450
Deferred income taxes, net	111,390	113,580	192,208	184,857	177,778
Bank owned life insurance	474,404	471,178	468,191	465,288	462,732
Intangible assets	40,449	43,285	46,307	49,362	52,417
Goodwill	901,312	901,312	901,312	901,312	901,312
Other assets	341,838	368,996	297,574	275,113	257,082
Total assets	$18,813,181	$19,026,645	$20,275,720	$20,747,883	$21,361,564
LIABILITIES
Deposit accounts:
Noninterest-bearing checking	$4,997,636	$4,932,817	$5,782,305	$5,895,975	$6,209,104
Interest-bearing:
Checking	2,785,626	2,899,621	2,598,449	2,759,855	2,871,812
Money market/savings	5,037,636	4,868,442	4,873,582	4,801,288	5,128,857
Retail certificates of deposit	1,794,813	1,684,560	1,525,919	1,366,071	1,257,146
Wholesale/brokered certificates of deposit	572,117	610,186	1,227,192	1,716,686	1,740,891
Total interest-bearing	10,190,192	10,062,809	10,225,142	10,643,900	10,998,706
Total deposits	15,187,828	14,995,626	16,007,447	16,539,875	17,207,810
FHLB advances and other borrowings	200,000	600,000	800,000	800,000	800,000
Subordinated debentures	332,001	331,842	331,682	331,523	331,364
Accrued expenses and other liabilities	190,551	216,596	281,057	227,351	191,229
Total liabilities	15,910,380	16,144,064	17,420,186	17,898,749	18,530,403
STOCKHOLDERS’ EQUITY
Common stock	941	938	937	937	937
Additional paid-in capital	2,378,171	2,377,131	2,371,941	2,366,639	2,361,830
Retained earnings	619,405	604,137	771,285	757,025	731,123
Accumulated other comprehensive loss	(95,716)	(99,625)	(288,629)	(275,467)	(262,729)
Total stockholders' equity	2,902,801	2,882,581	2,855,534	2,849,134	2,831,161
Total liabilities and stockholders' equity	$18,813,181	$19,026,645	$20,275,720	$20,747,883	$21,361,564

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2024	2023	2023
INTEREST INCOME
Loans	$172,975	$176,773	$180,958
Investment securities and other interest-earning assets	40,456	40,419	40,385
Total interest income	213,431	217,192	221,343
INTEREST EXPENSE
Deposits	59,506	60,915	40,234
FHLB advances and other borrowings	4,237	4,927	7,938
Subordinated debentures	4,561	4,561	4,561
Total interest expense	68,304	70,403	52,733
Net interest income before provision for credit losses	145,127	146,789	168,610
Provision for credit losses	3,852	1,696	3,016
Net interest income after provision for credit losses	141,275	145,093	165,594
NONINTEREST INCOME
Loan servicing income	529	359	573
Service charges on deposit accounts	2,688	2,648	2,629
Other service fee income	336	322	296
Debit card interchange fee income	765	844	803
Earnings on bank owned life insurance	4,159	3,678	3,374
Net (loss) gain from sales of loans	—	(4)	29
Net (loss) gain from sales of investment securities	—	(254,065)	138
Trust custodial account fees	10,642	9,388	11,025
Escrow and exchange fees	696	1,074	1,058
Other income	5,959	1,562	1,261
Total noninterest income (loss)	25,774	(234,194)	21,186
NONINTEREST EXPENSE
Compensation and benefits	54,130	51,907	54,293
Premises and occupancy	10,807	11,183	11,742
Data processing	7,511	7,409	7,265
Other real estate owned operations, net	46	103	108
FDIC insurance premiums	2,629	4,267	2,425
Legal and professional services	4,143	4,663	5,501
Marketing expense	1,558	1,728	1,838
Office expense	1,093	1,367	1,232
Loan expense	770	437	646
Deposit expense	12,665	11,152	8,436
Amortization of intangible assets	2,836	3,022	3,171
Other expense	4,445	5,532	4,695
Total noninterest expense	102,633	102,770	101,352
Net income (loss) before income taxes	64,416	(191,871)	85,428
Income tax expense (benefit)	17,391	(56,495)	22,866
Net income (loss)	$47,025	$(135,376)	$62,562
EARNINGS (LOSS) PER SHARE
Basic	$0.49	$(1.44)	$0.66
Diluted	$0.49	$(1.44)	$0.66
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	94,350,259	94,233,813	93,857,812
Diluted	94,477,355	94,334,878	94,182,522

SELECTED FINANCIAL DATA

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Unaudited)

	Three Months Ended
	March 31, 2024			December 31, 2023			March 31, 2023
(Dollars in thousands)	Average Balance	Interest Income/Expense	Average Yield/Cost	Average Balance	Interest Income/Expense	Average Yield/Cost	Average Balance	Interest Income/Expense	Average Yield/Cost
Assets
Interest-earning assets:
Cash and cash equivalents	$1,140,909	$13,638	4.81%	$1,281,793	$15,744	4.87%	$1,335,611	$13,594	4.13%
Investment securities	2,948,170	26,818	3.64	3,203,608	24,675	3.08	4,165,681	26,791	2.57
Loans receivable, net (1)(2)	13,149,038	172,975	5.29	13,257,767	176,773	5.29	14,394,775	180,958	5.10
Total interest-earning assets	17,238,117	213,431	4.98	17,743,168	217,192	4.86	19,896,067	221,343	4.51
Noninterest-earning assets	1,796,279			1,881,777			1,788,806
Total assets	$19,034,396			$19,624,945			$21,684,873
Liabilities and equity
Interest-bearing deposits:
Interest checking	$2,838,332	$9,903	1.40%	$3,037,642	$11,170	1.46%	$3,008,712	$5,842	0.79%
Money market	4,636,141	23,632	2.05	4,525,403	22,038	1.93	4,992,084	13,053	1.06
Savings	287,735	227	0.32	308,968	190	0.24	453,079	508	0.45
Retail certificates of deposit	1,727,728	19,075	4.44	1,604,507	16,758	4.14	1,206,966	7,775	2.61
Wholesale/brokered certificates of deposit	568,872	6,669	4.72	918,596	10,759	4.65	1,443,783	13,056	3.67
Total interest-bearing deposits	10,058,808	59,506	2.38	10,395,116	60,915	2.32	11,104,624	40,234	1.47
FHLB advances and other borrowings	518,879	4,237	3.28	610,913	4,927	3.20	987,817	7,938	3.26
Subordinated debentures	331,932	4,561	5.50	331,776	4,561	5.50	331,297	4,561	5.51
Total borrowings	850,811	8,798	4.15	942,689	9,488	4.01	1,319,114	12,499	3.83
Total interest-bearing liabilities	10,909,619	68,304	2.52	11,337,805	70,403	2.46	12,423,738	52,733	1.72
Noninterest-bearing deposits	4,996,939			5,141,585			6,219,818
Other liabilities	231,889			296,604			218,925
Total liabilities	16,138,447			16,775,994			18,862,481
Stockholders' equity	2,895,949			2,848,951			2,822,392
Total liabilities and equity	$19,034,396			$19,624,945			$21,684,873
Net interest income		$145,127			$146,789			$168,610
Net interest margin (3)			3.39%			3.28%			3.44%
Cost of deposits (4)			1.59			1.56			0.94
Cost of funds (5)			1.73			1.69			1.15
Cost of non-maturity deposits (6)			1.06			1.02			0.54
Ratio of interest-earning assets to interest-bearing liabilities			158.01			156.50			160.15
______________________________
(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees/costs, discounts/premiums, and the basis adjustment of certain loans included in fair value hedging relationships.
(2) Interest income includes net discount accretion of $2.1 million, $2.6 million, and $2.5 million for the three months ended March 31, 2024, December 31, 2023, and March 31, 2023, respectively.
(3) Represents annualized net interest income divided by average interest-earning assets.
(4) Represents annualized interest expense on deposits divided by the sum of average interest-bearing deposits and noninterest-bearing deposits.
(5) Represents annualized total interest expense divided by the sum of average total interest-bearing liabilities and noninterest-bearing deposits.
(6) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
LOAN PORTFOLIO COMPOSITION
(Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2024	2023	2023	2023	2023
Investor loans secured by real estate
CRE non-owner-occupied	$2,309,252	$2,421,772	$2,514,056	$2,571,246	$2,590,824
Multifamily	5,558,966	5,645,310	5,719,210	5,788,030	5,955,239
Construction and land	486,734	472,544	444,576	428,287	420,079
SBA secured by real estate (1)	35,206	36,400	37,754	38,876	40,669
Total investor loans secured by real estate	8,390,158	8,576,026	8,715,596	8,826,439	9,006,811
Business loans secured by real estate (2)
CRE owner-occupied	2,149,362	2,191,334	2,228,802	2,281,721	2,342,175
Franchise real estate secured	294,938	304,514	313,451	318,539	371,902
SBA secured by real estate (3)	48,426	50,741	53,668	57,084	60,527
Total business loans secured by real estate	2,492,726	2,546,589	2,595,921	2,657,344	2,774,604
Commercial loans (4)
Commercial and industrial	1,774,487	1,790,608	1,588,771	1,744,763	1,967,128
Franchise non-real estate secured	301,895	319,721	335,053	351,944	388,722
SBA non-real estate secured	10,946	10,926	10,667	9,688	10,437
Total commercial loans	2,087,328	2,121,255	1,934,491	2,106,395	2,366,287
Retail loans
Single family residential (5)	72,353	72,752	70,984	70,993	70,913
Consumer	1,830	1,949	1,958	2,241	3,174
Total retail loans	74,183	74,701	72,942	73,234	74,087
Loans held for investment before basis adjustment (6)	13,044,395	13,318,571	13,318,950	13,663,412	14,221,789
Basis adjustment associated with fair value hedge (7)	(32,324)	(29,551)	(48,830)	(53,130)	(50,005)
Loans held for investment	13,012,071	13,289,020	13,270,120	13,610,282	14,171,784
Allowance for credit losses for loans held for investment	(192,340)	(192,471)	(188,098)	(192,333)	(195,388)
Loans held for investment, net	$12,819,731	$13,096,549	$13,082,022	$13,417,949	$13,976,396

Loans held for sale, at lower of cost or fair value	$—	$—	$641	$2,184	$1,247
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.
(6) Includes net deferred origination costs (fees) of $797,000, $(74,000), $451,000, $142,000, and $(745,000), and unaccreted fair value net purchase discounts of $41.2 million, $43.3 million, $46.2 million, $48.4 million, and $52.2 million as of March 31, 2024, December 31, 2023, September 30, 2023, June 30, 2023, and March 31, 2023, respectively.
(7) Represents the basis adjustment associated with the application of hedge accounting on certain loans.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY INFORMATION
(Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2024	2023	2023	2023	2023
Asset quality
Nonperforming loans	$63,806	$24,817	$25,458	$17,151	$24,872
Other real estate owned	248	248	450	270	5,499
Nonperforming assets	$64,054	$25,065	$25,908	$17,421	$30,371

Total classified assets (1)	$204,937	$142,210	$149,708	$120,216	$166,576
Allowance for credit losses	192,340	192,471	188,098	192,333	195,388
Allowance for credit losses as a percent of total nonperforming loans	301%	776%	739%	1,121%	786%
Nonperforming loans as a percent of loans held for investment	0.49	0.19	0.19	0.13	0.18
Nonperforming assets as a percent of total assets	0.34	0.13	0.13	0.08	0.14
Classified loans to total loans held for investment	1.57	1.07	1.12	0.88	1.14
Classified assets to total assets	1.09	0.75	0.74	0.58	0.78
Net loan charge-offs for the quarter ended	$6,419	$3,902	$6,752	$3,665	$3,284
Net loan charge-offs for the quarter to average total loans	0.05%	0.03%	0.05%	0.03%	0.02%
Allowance for credit losses to loans held for investment (2)	1.48	1.45	1.42	1.41	1.38
Delinquent loans (3)
30 - 59 days	$1,983	$2,484	$2,967	$649	$761
60 - 89 days	974	1,294	475	31	1,198
90+ days	9,221	6,276	7,484	30,271	18,884
Total delinquency	$12,178	$10,054	$10,926	$30,951	$20,843
Delinquency as a percent of loans held for investment	0.09%	0.08%	0.08%	0.23%	0.15%
______________________________
(1) Includes substandard and doubtful loans, and other real estate owned.
(2) At March 31, 2024, 25% of loans held for investment include a fair value net discount of $41.2 million, or 0.32% of loans held for investment. At December 31, 2023, 24% of loans held for investment include a fair value net discount of $43.3 million, or 0.33% of loans held for investment. At September 30, 2023, 24% of loans held for investment include a fair value net discount of $46.2 million, or 0.35% of loans held for investment. At June 30, 2023, 25% of loans held for investment include a fair value net discount of $48.4 million, or 0.35% of loans held for investment. At March 31, 2023, 26% of loans held for investment include a fair value net discount of $52.2 million, or 0.37% of loans held for investment.
(3) Nonaccrual loans are included in this aging analysis based on the loan's past due status.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
NONACCRUAL LOANS (1)
(Unaudited)

(Dollars in thousands)	Collateral Dependent Loans	ACL	Non-Collateral Dependent Loans	ACL	Total Nonaccrual Loans	Nonaccrual Loans With No ACL
March 31, 2024
Investor loans secured by real estate
CRE non-owner-occupied	$24,008	$2,657	$—	$—	$24,008	$17,499
SBA secured by real estate (2)	1,258	—	—	—	1,258	1,258
Total investor loans secured by real estate	25,266	2,657	—	—	25,266	18,757
Business loans secured by real estate (3)
CRE owner-occupied	12,602	—	—	—	12,602	12,602
Franchise real estate secured	—	—	292	43	292	—
Total business loans secured by real estate	12,602	—	292	43	12,894	12,602
Commercial loans (4)
Commercial and industrial	1,380	—	22,161	1,521	23,541	13,541
Franchise non-real estate secured	—	—	1,559	231	1,559	—
SBA not secured by real estate	546	—	—	—	546	546
Total commercial loans	1,926	—	23,720	1,752	25,646	14,087
Totals nonaccrual loans	$39,794	$2,657	$24,012	$1,795	$63,806	$45,446
______________________________
(1) The ACL for nonaccrual loans is determined based on a discounted cash flow methodology unless the loan is considered collateral dependent. The ACL for collateral dependent loans is determined based on the estimated fair value of the underlying collateral.
(2) SBA loans that are collateralized by hotel/motel real property.
(3) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
PAST DUE STATUS
(Unaudited)

		Days Past Due (7)
(Dollars in thousands)	Current	30-59	60-89	90+	Total
March 31, 2024
Investor loans secured by real estate
CRE non-owner-occupied	$2,308,852	$—	$—	$400	$2,309,252
Multifamily	5,558,966	—	—	—	5,558,966
Construction and land	486,734	—	—	—	486,734
SBA secured by real estate (1)	34,409	—	381	416	35,206
Total investor loans secured by real estate	8,388,961	—	381	816	8,390,158
Business loans secured by real estate (2)
CRE owner-occupied	2,144,734	—	—	4,628	2,149,362
Franchise real estate secured	294,646	—	—	292	294,938
SBA secured by real estate (3)	48,426	—	—	—	48,426
Total business loans secured by real estate	2,487,806	—	—	4,920	2,492,726
Commercial loans (4)
Commercial and industrial	1,770,803	1,729	575	1,380	1,774,487
Franchise non-real estate secured	300,336	—	—	1,559	301,895
SBA not secured by real estate	10,146	254	—	546	10,946
Total commercial loans	2,081,285	1,983	575	3,485	2,087,328
Retail loans
Single family residential (5)	72,335	—	18	—	72,353
Consumer loans	1,830	—	—	—	1,830
Total retail loans	74,165	—	18	—	74,183
Loans held for investment before basis adjustment (6)	$13,032,217	$1,983	$974	$9,221	$13,044,395
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.
(6) Excludes the basis adjustment of $32.3 million to the carrying amount of certain loans included in fair value hedging relationships.
(7) Nonaccrual loans are included in this aging analysis based on the loan's past due status.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CREDIT RISK GRADES
(Unaudited)

(Dollars in thousands)	Pass	Special Mention	Substandard	Doubtful	Total Gross Loans
March 31, 2024
Investor loans secured by real estate
CRE non-owner-occupied	$2,271,367	$6,699	$31,186	$—	$2,309,252
Multifamily	5,511,977	29,879	17,110	—	5,558,966
Construction and land	486,303	431	—	—	486,734
SBA secured by real estate (1)	27,485	—	7,721	—	35,206
Total investor loans secured by real estate	8,297,132	37,009	56,017	—	8,390,158
Business loans secured by real estate (2)
CRE owner-occupied	2,056,124	49,227	44,011	—	2,149,362
Franchise real estate secured	287,593	1,597	5,748	—	294,938
SBA secured by real estate (3)	43,907	82	4,437	—	48,426
Total business loans secured by real estate	2,387,624	50,906	54,196	—	2,492,726
Commercial loans (4)
Commercial and industrial	1,620,751	75,752	73,875	4,109	1,774,487
Franchise non-real estate secured	285,554	648	15,693	—	301,895
SBA not secured by real estate	10,147	—	799	—	10,946
Total commercial loans	1,916,452	76,400	90,367	4,109	2,087,328
Retail loans
Single family residential (5)	72,353	—	—	—	72,353
Consumer loans	1,830	—	—	—	1,830
Total retail loans	74,183	—	—	—	74,183
Loans held for investment before basis adjustment (6)	$12,675,391	$164,315	$200,580	$4,109	$13,044,395
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.
(6) Excludes the basis adjustment of $32.3 million to the carrying amount of certain loans included in fair value hedging relationships.

GAAP TO NON-GAAP RECONCILIATIONS

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
(Unaudited)

The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

For periods presented below, return on average assets excluding net loss from investment securities repositioning and FDIC special assessment is a non-GAAP financial measure derived from GAAP based amounts. We calculate this figure by excluding the net loss from investment securities repositioning during the fourth quarter of 2023, the FDIC special assessment, and the related tax impact from net income. Management believes that the exclusion of such nonrecurring items from this financial measure provides useful information to gain an understanding of the operating results of our core business and a better comparison of financial performance.
	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2024	2023	2023
Net income (loss)	$47,025	$(135,376)	$62,562
Less: net loss from investment securities repositioning	—	(254,065)	—
Add: FDIC special assessment	523	2,080	—
Less: tax adjustment (1)	148	72,387	—
Adjusted net income for average assets	$47,400	$48,382	$62,562

Average assets	$19,034,396	$19,624,945	$21,684,873

ROAA (annualized)	0.99%	(2.76)%	1.15%
Adjusted ROAA (annualized)	1.00%	0.99%	1.15%
______________________________
(1) Adjusted by statutory tax rate

For periods presented below, return on average tangible common equity is a non-GAAP financial measure derived from GAAP-based amounts. We calculate this figure by excluding amortization of intangible assets expense from net income and excluding the average intangible assets and average goodwill from the average stockholders' equity during the periods indicated. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business. The adjusted net income, adjusted return on average equity, and adjusted return on average tangible common equity further exclude the nonrecurring items to provide a better comparison to the financial results of prior periods.

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2024	2023	2023
Net income (loss)	$47,025	$(135,376)	$62,562
Plus: amortization of intangible assets expense	2,836	3,022	3,171
Less: tax adjustment (1)	801	854	901
Net income (loss) for average tangible common equity	$49,060	$(133,208)	$64,832
Less: net loss from investment securities repositioning	—	(254,065)	—
Add: FDIC special assessment	523	2,080	—
Less: tax adjustment (1)	148	72,387	—
Adjusted net income for average tangible common equity	$49,435	$50,550	$64,832

Average stockholders' equity	$2,895,949	$2,848,951	$2,822,392
Less: average intangible assets	42,134	45,050	54,310
Less: average goodwill	901,312	901,312	901,312
Average tangible common equity	1,952,503	1,902,589	1,866,770
Add: average after-tax realized loss from investment securities repositioning	—	(94,887)	—
Adjusted average tangible common equity	$1,952,503	$1,807,702	$1,866,770

ROAE (annualized)	6.50%	(19.01)%	8.87%
Adjusted ROAE (annualized)	6.55%	7.03%	8.87%
ROATCE (annualized)	10.05%	(28.01)%	13.89%
Adjusted ROATCE (annualized)	10.13%	11.19%	13.89%
_____________________________________
(1) Adjusted by statutory tax rate.

The adjusted basic earnings per common share and adjusted diluted earnings per common share are non-GAAP financial measures derived from GAAP based amounts. We calculate the adjusted basic earnings per common share by dividing net income allocable to common shareholders, excluding the net loss from investment securities repositioning during the fourth quarter of 2023, the FDIC special assessment, and the related tax impact, by the weighted average number of common shares outstanding for the reporting period, excluding outstanding participating securities. The adjusted diluted earnings per common share is computed by dividing net income allocable to common shareholders, excluding the net loss from investment securities repositioning, FDIC special assessment, and the related tax impact, by the weighted average number of diluted common shares outstanding over the reporting period, adjusted to include the effect of potentially dilutive common shares based on adjusted net income, but excludes awards considered participating securities. The computation of diluted earnings per common share excludes the impact of the assumed exercise or issuance of securities that would have an anti-dilutive effect. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business and a better comparison of financial performance.
	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2024	2023	2023
Basic
Net income (loss)	$47,025	$(135,376)	$62,562
Less: dividends and undistributed earnings allocated to participating securities	(779)	(560)	(823)
Net income (loss) allocated to common stockholders	46,246	(135,936)	61,739
Less: net loss from investment securities repositioning	—	(254,065)	—
Add: FDIC special assessment	523	2,080	—
Less: tax adjustment (1)	148	72,387	—
Adjusted net income allocated to common stockholders	$46,621	$47,822	$61,739

Weighted average common shares outstanding	94,350,259	94,233,813	93,857,812

Basic earnings (loss) per common share	$0.49	$(1.44)	$0.66
Adjusted basic earnings per common share	$0.49	$0.51	$0.66

Diluted
Net income (loss) allocated to common stockholders	$46,246	$(135,936)	$61,739
Less: net loss from investment securities repositioning	—	(254,065)	—
Add: FDIC special assessment	523	2,080	—
Less: tax adjustment (1)	148	72,387	—
Adjusted net income allocated to common stockholders	$46,621	$47,822	$61,739

Weighted average common shares outstanding	94,350,259	94,233,813	93,857,812
Dilutive effect of share-based compensation	127,096	—	324,710
Weighted average diluted common shares	94,477,355	94,233,813	94,182,522
Dilutive effect of share-based compensation	—	101,065	—
Adjusted weighted average diluted common shares	94,477,355	94,334,878	94,182,522

Diluted earnings (loss) per common share	$0.49	$(1.44)	$0.66
Adjusted diluted earnings per common share	$0.49	$0.51	$0.66
______________________________
(1) Adjusted by statutory tax rate

Pre-provision net revenue is a non-GAAP financial measure derived from GAAP-based amounts. We calculate the pre-provision net revenue by excluding income tax and provision for credit losses from net income. The adjusted pre-provision net income further excludes the net loss from investment securities repositioning during the fourth quarter of 2023 and the FDIC special assessment to provide a better comparison of financial performance. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business and a better comparison to the financial results of prior periods.

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2024	2023	2023
Interest income	$213,431	$217,192	$221,343
Interest expense	68,304	70,403	52,733
Net interest income	145,127	146,789	168,610
Noninterest income (loss)	25,774	(234,194)	21,186
Revenue (loss)	170,901	(87,405)	189,796
Noninterest expense	102,633	102,770	101,352
Pre-provision net revenue (loss)	68,268	(190,175)	88,444
Less: net loss from investment securities repositioning	—	(254,065)	—
Add: FDIC special assessment	523	2,080	—
Adjusted pre-provision net revenue	$68,791	$65,970	$88,444

Pre-provision net revenue (loss) (annualized)	$273,072	$(760,700)	$353,776
Adjusted pre-provision net revenue (annualized)	$275,164	$263,880	$353,776

Average assets	$19,034,396	$19,624,945	$21,684,873

Pre-provision net revenue (loss) to average assets	0.36%	(0.97)%	0.41%
Pre-provision net revenue (loss) to average assets (annualized)	1.43%	(3.88)%	1.63%
Adjusted pre-provision net revenue on average assets	0.36%	0.34%	0.41%
Adjusted pre-provision net revenue on average assets (annualized)	1.45%	1.34%	1.63%

Efficiency ratio is a non-GAAP financial measure derived from GAAP-based amounts. This figure represents the ratio of noninterest expense, less amortization of intangible assets and other real estate owned operations, where applicable, to the sum of net interest income before provision for credit losses and total noninterest income less (loss) gain from investment securities, (loss) gain from other real estate owned, and gain from debt extinguishment. The adjusted efficiency ratio further excludes the FDIC special assessment to provide a better comparison to the financial results of prior periods. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business.

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2024	2023	2023
Total noninterest expense	$102,633	$102,770	$101,352
Less: amortization of intangible assets	2,836	3,022	3,171
Less: other real estate owned operations, net	46	103	108
Adjusted noninterest expense	99,751	99,645	98,073
Less: FDIC special assessment	523	2,080	—
Adjusted noninterest expense excluding FDIC special assessment	$99,228	$97,565	$98,073

Net interest income before provision for credit losses	$145,127	$146,789	$168,610
Add: total noninterest income (loss)	25,774	(234,194)	21,186
Less: net (loss) gain from sales of investment securities	—	(254,065)	138
Less: net loss from other real estate owned	—	(24)	—
Less: net gain from debt extinguishment	5,067	793	—
Adjusted revenue	$165,834	$165,891	$189,658

Efficiency ratio	60.2%	60.1%	51.7%
Adjusted efficiency ratio excluding FDIC special assessment	59.8%	58.8%	51.7%

Tangible book value per share and tangible common equity to tangible assets (the “tangible common equity ratio”) are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible book value per share by dividing tangible common equity by common shares outstanding, as compared to book value per share, which we calculate by dividing common stockholders' equity by shares outstanding. We calculate the tangible common equity ratio by excluding the balance of intangible assets from common stockholders' equity and dividing by tangible assets. We believe that this information is consistent with the treatment by bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios. Accordingly, we believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios.

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2024	2023	2023	2023	2023
Total stockholders' equity	$2,902,801	$2,882,581	$2,855,534	$2,849,134	$2,831,161
Less: intangible assets	941,761	944,597	947,619	950,674	953,729
Tangible common equity	$1,961,040	$1,937,984	$1,907,915	$1,898,460	$1,877,432

Total assets	$18,813,181	$19,026,645	$20,275,720	$20,747,883	$21,361,564
Less: intangible assets	941,761	944,597	947,619	950,674	953,729
Tangible assets	$17,871,420	$18,082,048	$19,328,101	$19,797,209	$20,407,835

Tangible common equity ratio	10.97%	10.72%	9.87%	9.59%	9.20%

Common shares issued and outstanding	96,459,966	95,860,092	95,900,847	95,906,217	95,714,777

Book value per share	$30.09	$30.07	$29.78	$29.71	$29.58
Less: intangible book value per share	9.76	9.85	9.88	9.91	9.96
Tangible book value per share	$20.33	$20.22	$19.89	$19.79	$19.61

Cost of non-maturity deposits is a non-GAAP financial measure derived from GAAP-based amounts. Cost of non-maturity deposits is calculated as the ratio of non-maturity deposit interest expense to average non-maturity deposits. We calculate non-maturity deposit interest expense by excluding interest expense for all certificates of deposit from total deposit expense, and we calculate average non-maturity deposits by excluding all certificates of deposit from total deposits. Management believes cost of non-maturity deposits is a useful measure to assess the Company's deposit base, including its potential volatility.

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2024	2023	2023
Total deposits interest expense	$59,506	$60,915	$40,234
Less: certificates of deposit interest expense	19,075	16,758	7,775
Less: brokered certificates of deposit interest expense	6,669	10,759	13,056
Non-maturity deposit expense	$33,762	$33,398	$19,403

Total average deposits	$15,055,747	$15,536,701	$17,324,442
Less: average certificates of deposit	1,727,728	1,604,507	1,206,966
Less: average brokered certificates of deposit	568,872	918,596	1,443,783
Average non-maturity deposits	$12,759,147	$13,013,598	$14,673,693

Cost of non-maturity deposits	1.06%	1.02%	0.54%